Legg Mason Partners Income
Trust:
Legg Mason Partners Inflation
Management Fund
Legg Mason Partners Short
Duration Municipal Income Fund




Beginning in June 2004, class action
lawsuits alleging violations of the
federal securities laws were filed
against Citigroup Global Markets
Inc. (CGMI) and a number of its then
affiliates, including SBFM and
SaBAM, which were then
investment adviser or manager to
certain of the Funds (the Managers),
substantially all of the mutual funds
then managed by the Managers (the
Defendant Funds), and Board
Members of the Defendant Funds
(collectively, the Defendants). The
complaints alleged, among other
things, that CGMI created various
undisclosed incentives for its brokers
to sell Smith Barney and Salomon
Brothers funds. In addition,
according to the complaints, the
Managers caused the Defendant
Funds to pay excessive brokerage
commissions to CGMI for steering
clients towards proprietary funds.
The complaints also alleged that the
defendants breached their fiduciary
duty to the Defendant Funds by
improperly charging Rule 12b-1 fees
and by drawing on fund assets to
make undisclosed payments of soft
dollars and excessive brokerage
commissions. The complaints also
alleged that the Defendant Funds
failed to adequately disclose certain
of the allegedly wrongful conduct.
The complaints sought injunctive
relief and compensatory and punitive
damages, rescission of the Defendant
Funds contracts with the Managers,
recovery of all fees paid to the
Managers pursuant to such contracts
and an award of attorneys fees and
litigation expenses.

On December 15, 2004, a
consolidated amended complaint (the
Complaint) was filed alleging
substantially similar causes of action.
On May 27, 2005, all of the
Defendants filed motions to dismiss
the Complaint.  On July 26, 2006,
the court issued a decision and order
(1) finding that plaintiffs lacked
standing to sue on behalf of the
shareholders of the Funds in which
none of the plaintiffs had invested
and dismissing those Funds from the
case (although stating that they could
be brought back into the case if
standing as to them could be
established), and (2) other than one
stayed claim, dismissing all of the
causes of action against the
remaining Defendants, with
prejudice, except for the cause of
action under Section 36(b) of the
Investment Company Act, which the
court granted plaintiffs leave to
replead as a derivative claim.

      On October 16, 2006,
plaintiffs filed their Second
Consolidated Amended Complaint
(Second Amended Complaint) which
alleges derivative claims on behalf of
nine funds identified in the Second
Amended Complaint, under Section
36(b) of the 1940 Act, and against
Citigroup Asset Management,
Salomon Brothers Asset
Management Inc, SBFM and CGMI
as investment advisers to the
identified funds, as well as CGMI as
a distributor for the identified funds
(collectively, the Second Amended
Complaint Defendants).  The Second
Amended Complaint alleges no
claims against any of the Funds or
any of their Board Members.  Under
Section 36(b), the Second Amended
Complaint alleges similar facts and
seeks similar relief against the
Second Amended Complaint
Defendants as the Complaint.
      On December 3, 2007, the
Court granted the Defendants motion
to dismiss, with prejudice.  The
plaintiffs have the right to appeal the
Order within 30 days after entry of
Judgment.
Additional lawsuits arising out of
these circumstances and presenting
similar allegations and requests for
relief may be filed in the future.